Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
April 29, 2020	CONTACT BENJAMIN BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES EARNINGS FOR THE THREE MONTHS ENDED

MARCH 31, 2020

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp” or “NWIN”), the holding company for Peoples Bank SB (the “Bank”), reported net income of $3.2 million, or $0.92 per share, for the first three months of 2020. Net income for the three months ended March 31, 2020, increased by $970 thousand (43.7%), from the three months ended March 31, 2019, primarily due to higher non-interest income and lower non-interest expense. For the first three months of 2020, the return on average assets (ROA) was 0.97% and the return on average equity (ROE) was 9.38%.

During the three months ended March 31, 2020, total assets increased by $21.2 million (1.6%), with interest-earning assets increasing by $16.8 million (1.4%) from December 31, 2019. Earning assets represented 91.8% of total assets at March 31, 2020, and 92.0% of total assets at December 31, 2019. The increase in total assets and interest earning assets for the three months was primarily the result of increased investment in securities and loans.

Benjamin Bochnowski, president and chief executive officer, commented: “The COVID-19 pandemic is an unprecedented challenge for the global economy, and we are acutely aware of how it has impacted our customers and the communities we serve. The health and wellbeing of our employees and communities are our top priorities, and guide our decision-making process during the crisis. Additionally, as we continue to respond to the crisis, our primary goals are stability of operations and managing risk for when we all start to emerge from this crisis. We have been actively partnering with our customers to help them weather this storm. I am immensely proud of our employees for continuing to deliver on our mission for our customers and communities under stressful and ever-changing conditions. In this regard, the Bancorp has taken numerous actions to assist our borrowers, depositors, employees, and the communities in which we operate. The skill and dedication of our employees and management team, experience, and successful implementation of our business continuity plans, as well as our strong balance sheet and capital positions, have helped us prepare for these extraordinary times. The Bancorp is stronger as a result of these efforts, and we are positioned to navigate these uncertain economic conditions, serve our customers, and execute our long-term strategy."

Bochnowski added, “There is no doubt that the COVID-19 crisis had an impact on the Bank’s earnings and profitability, but nevertheless we feel that we are well positioned for the rest of the year. Falling interest rates pushed down the top end of the net interest margin, impacting the profitability of our lending business and interest income more generally. Credit costs, including a larger loan loss provision, similarly ate into earnings. There was also opportunity cost as we worked with several at-risk borrowers, such as those who depend on in-person transactions, as we temporarily modified the terms of their loans to help them get through the crisis. However, there were bright spots, and the design of our business model helped us stay profitable even when our core business was stressed. Mortgage origination income was very strong, primarily driven by refinance activity. Our Wealth Management operations stayed strong despite falling market values, as our customers are well diversified and the group has significant work in trust administration. Retail banking adjusted to difficult conditions, and actually grew core accounts while managing cost of funds down. Our participation in the Paycheck Protection Program was an unqualified success for our customers, our community, and the Bank, and will result in additional income over the life of the loans. Finally, circumstances accelerated the implementation of important parts of our strategic plan, driving efficiency and mobility across the organization.”

He continued: “Like many financial institutions, capital is at the forefront. We had solid credit quality going into this crisis, and while we expect credit stress like the rest of the industry, feel well prepared for what will come. Earnings have grown significantly since the Great Recession, and that has allowed us to take additional provision in recognition of what is happening in the economy. Additionally, a capital-minded dividend policy has allowed us to grow our capital base and book value over the past decade, and earnings and capital should support the continued payment of the company’s dividend at current levels.”

“During the first three months of 2020, the Bancorp’s earnings were impacted by strong core deposit growth that increased at an annualized rate of 10%. The increased funding was used to support loan originations, purchase securities, and replace higher cost deposits. In addition, lower market interest rates drove an increase in noninterest income related to mortgage banking activity and the sale of securities,” said Robert Lowry, chief financial officer.

“Given the current economic challenges with a low interest rate environment and with the COVID-19 pandemic, the Bancorp’s management will continue to focus on effectively managing its balance sheet. We will maintain our disciplined credit underwriting standards, while ensuring loan pricing is reflecting current credit risks. In addition, we will continue to focus on lowering our cost of deposits by increasing our core deposit funding mix, and through the repricing of maturing certificates of deposit to lower interest rates,” said Lowry.

Net Interest Income

Net interest income was $10.7 million, an increase of $71 thousand (0.7%), compared to $10.6 million for the three months ended March 31, 2019. The Bancorp’s net interest margin on a tax-adjusted basis was 3.62% for the three months ended March 31, 2020, compared to 3.81% for the three months ended March 31, 2019. The increased net interest income was primarily the result of organic loan growth and full quarter benefit of the acquisition of AJS Bancorp Inc. (“AJSB”). The decrease in net interest margin is a result of lower market interest rates that have negatively affected the yield on the Bancorp’s loan and securities portfolio. During March 2020, after the Federal Reserve lowered the Federal Funds rate to 0.25%, the Bancorp’s management significantly lowered the interest rate that it pays for core and non-core deposits to reflect the lower interest rate environment. This change will help to minimize the impact of lower asset yields in future periods.

Noninterest Income

Noninterest income from banking activities totaled $3.5 million for the three months ended March 31, 2020, compared to $2.6 million for the three months ended March 31, 2019, an increase of $976 thousand or 38.0%. The increase in gain on sale of loans and wealth management operations is the result of the Bancorp’s continued focus on increasing its mortgage banking and wealth management activities. The increase in gains on the sale of securities is a result of current market conditions and maintaining current securities cash flows. The increase in other noninterest income is primarily driven by gains associated with the increased fair value of interest rate lock commitments. The decrease in fees and service charges is primarily the result of less loan swap activity during the year.

Noninterest Expense

Noninterest expense totaled $10.0 million for the three months ended March 31, 2020, compared to $10.3 million for the three months ended March 31, 2019, a decrease of $292 thousand or 2.8%. For the three months ended March 31, 2020, the increase in compensation and benefits is primarily the result of management’s continued focus on talent management and retention, as well as the full quarter costs related to the AJSB acquisition. The increase in occupancy and equipment is primarily related to continued improvements efforts made to Bancorp properties and associated depreciation. In the prior year, the Bancorp incurred additional data processing expense for data conversion expenses related to the AJSB acquisition, as a result, current year data processing expense decreased. The decrease in marketing expense is a result of the timing of marketing initiatives. The increase in federal deposit insurance premium is the result of the continued growth of the Bancorp. The decrease in other operating expenses is primarily related to acquisition expenses booked in the prior year related to the AJSB acquisition, of which the Bancorp did not have comparable expenses in the current year.

The Bancorp’s efficiency ratio was 70.3% for the three months ended March 31, 2020, compared to 78.1% for the three months ended March 31, 2019. The efficiency ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period.

Lending

The Bancorp’s loan portfolio totaled $919.0 million on March 31, 2020, compared to $906.9 million on December 31, 2019, an increase of $12.1 million or 1.3%. The increase is the result of organic loan portfolio growth. During the first three months of 2020, the Bancorp originated $54.1 million in new commercial notes. During the three months ended March 31, 2020, the Bancorp originated $25.6 million in new fixed rate mortgage loans for sale, compared to $9.8 million during the three months ended March 31, 2019. The loan portfolio represents 74.1% of earning assets and is comprised of 58.0% commercial related credits.

Investing

The Bancorp’s securities portfolio totaled $293.4 million at March 31, 2020, compared to $277.2 million at December 31, 2019, an increase of $16.2 million or 5.8%. The securities portfolio represents 23.7% of earning assets and provides a consistent source of liquidity and earnings to the Bancorp. Cash and cash equivalents totaled $42.1 million on March 31, 2020, compared to $47.3 million on December 31, 2019, a decrease of $5.1 million or 10.8%. The decrease in cash and cash equivalents is the result of security purchases and loan originations.

Funding

On March 31, 2020, core deposits totaled $847.2 million, compared to $826.7 million on December 31, 2019, an increase of $20.5 million or 2.5%. The increase is the result of the Bancorp’s efforts to maintain and grow core deposits. Core deposits include checking, savings, and money market accounts and represented 72.9% of the Bancorp’s total deposits at March 31, 2020. During the first three months of 2020, balances for noninterest bearing checking, savings, and money market accounts increased. The increase in these core deposits is a result of management’s sales efforts along with customer preferences for competitively priced short-term liquid investments. During the first three months of 2020, balances for interest bearing checking accounts decreased as part of cyclical outflows associated with municipalities. On March 31, 2020, balances for certificates of deposit totaled $314.5 million, compared to $327.7 million on December 31, 2019, a decrease of $13.2 million or 4.0%. In addition, on March 31, 2020, borrowings and repurchase agreements totaled $27.0 million, compared to $25.5 million at December 31, 2019, an increase of $1.5 million or 5.9%. The increase in short-term borrowings was a result of cyclical inflows of repurchase agreement balances.

Asset Quality

At March 31, 2020, non-performing loans totaled $8.1 million, compared to $7.4 million at December 31, 2019, an increase of $702 thousand or 9.5%. The Bancorp’s ratio of non-performing loans to total loans was 0.88% at March 31, 2020, compared to 0.81% at December 31, 2019. At March 31, 2020, residential real estate and home equity loans comprised 65.8% of the Bancorp’s non-performing loans. The Bancorp’s ratio of non-performing assets to total assets was 0.73% at March 31, 2020, compared to 0.72% at December 31, 2019.

For the three months ended March 31, 2020, $514 thousand in provisions to the ALL were required, compared to $317 thousand for the three months ended March 9, an increase of $197 thousand or 62.1%. The increase in the Bancorp’s ALL provision for the 1st quarter of 2020 is related to the qualitative risk associated with the negative economic impact of the COVID-19 pandemic. For the three months ended March 31, 2020, charge-offs, net of recoveries, totaled $2 thousand. At March 31, 2020, the allowance for loan losses totaled $9.5 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 1.03% at March 31, 2020, compared to 0.99% at December 31, 2019. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 117.8% at March 31, 2020, compared to 122.1% at December 31, 2019.

Management also considers reserves that are not part of the ALL that have been established from acquisition activity. The Bancorp acquired loans for which there was evidence of credit quality deterioration since origination and it was determined that it was probable that the Bancorp would be unable to collect all contractually required principal and interest payments. At March 31, 2020 and December 31, 2019, total purchase credit impaired loan accretable and nonaccretable discount totaled $2.2. Additionally, the Bancorp has acquired loans where there was no evidence of credit quality deterioration since origination and has marked these loans to their fair values. As part of the fair value of loans receivable, a net fair value discount was established for loans acquired and totaled $3.5 million at March 31, 2020, compared to $3.8 million at December 31, 2019. When these additional reserves are included on a pro forma basis, the allowance for loan losses as a percentage of total loans was 1.65% at March 31, 2020, and the allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 187.46% at March 31, 2020. See Table 1 below for a reconciliation of these non-GAAP figures to the Bancorp’s GAAP figures.

Capital Adequacy

At March 31, 2020, shareholders’ equity stood at $140.7 million, and tangible capital represented 9.2% of total assets. The Bancorp’s regulatory capital ratios at March 31, 2020, were 13.0% for total capital to risk-weighted assets, 12.0% for both common equity tier 1 capital to risk-weighted assets and tier 1 capital to risk-weighted assets, and 8.7% for tier 1 leverage capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $40.61 per share at March 31, 2020, compared to $38.85 at December 31, 2019, an increase of $1.76 or 4.5%.

Impacts of COVID-19

The COVID-19 pandemic began to impact the Bancorp’s operations during March 2020, and as of the date of this release, continues to influence operating decisions. In response to the pandemic, the Bancorp’s management implemented the following policy actions:

●	Participating in the U.S. Small Business Administration’s Paycheck Protection Program (PPP), a program initiated to help small businesses maintain their workforce during the pandemic. As of April 28, 2020, the Bancorp approved 631 applications totaling $84.9 million, with an average loan size of approximately $135,000. These loans will help local business owners retain 9,843 employees. The Bancorp’s SBA lender fee is averaging approximately 3.74% for this program.

●

Prudently helping borrowers who are or may be unable to meet their contractual payment obligations because of the effects of COVID-19. Consistent with regulatory guidance, the Bancorp will consider deferring or modifying its loan customer’s repayment obligation if their cash flow has been negatively impacted by the pandemic. The Bancorp’s management anticipates that additional borrower deferral and modification requests will continue during the second quarter of 2020. Loans modified to interest only payment or full payment deferral as part of the effects of COVID-19 as of April 28 2020, are as follows:

(Dollars in thousands)	(Unaudited)
As of April 28, 2020	Mortgage loans		Commercial Loans
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Interest only payment	-	$-	47	$27,241
Full payment deferral	60	6,861	18	13,449
Total $	60	$6,861	65	$40,690

●

Commercial real estate loans are one of the Bancorp’s primary loan concentrations. Key loan data for commercial real estate loans secured by restaurants, hotels and retail non-owner occupied properties indicate a strong weighted average loan-to-value and debt service coverage. As of March 31, 2020, commercial real estate loans secured by restaurants represented 8% of the commercial real estate loan portfolio and had a weighted average debt coverage ratio of 1.74 and loan to value of 49%. As of March 31, 2020, commercial real estate loans secured by hotels represented 8% of the commercial real estate loan portfolio and had a weighted average debt coverage ratio of 1.45 and loan to value of 57%. As of March 31, 2020, commercial real estate loans secured by retail non-owner occupied properties represented 16% of the commercial real estate loan portfolio and had a weighted average debt coverage of 1.46 and loan to value of 52%.

●

Maintaining a strong liquidity position to support funding demand. The Bancorp has sufficient on balance sheet liquidity and contingent liquidity sources to meet funding demand. For PPP loans, funding will come from cash equivalents and the Federal Reserve’s PPP Liquidity Facility.

●	Implementing remote working policies for the Bancorp’s workforce. 142 employees or 50% of the workforce is working remotely to help maintain social distancing.

●

Keeping the Bancorp’s 22 banking centers open during the pandemic. To ensure banking processes run efficiently, drive-ups are open and fully functional, and a wide range of digital banking options are available. All banking centers lobbies are also available to serve customers by appointment.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 22 locations in Lake and Porter Counties in Northwest Indiana and South Chicagoland. NorthWest Indiana Bancorp’s common stock is quoted on the OTC Pink Marketplace and the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of NWIN. For these statements, NWIN claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this communication should be considered in conjunction with the other information available about NWIN, including the information in the filings NWIN makes with the SEC. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Forward-looking statements are typically identified by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: the significant risks and uncertainties for our business, results of operations, and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements caused by the COVID-19 pandemic, which will depend on several factors, including the scope and duration of the pandemic, its influence on financial markets, the effectiveness of our remote work arrangements and staffing levels in branches and other operational facilities, and actions taken by governmental authorities and other third parties in response to the pandemic; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates, market liquidity, and capital markets, as well as the magnitude of such changes, which may reduce net interest margins; inflation; customer acceptance of NWIN’s products and services; customer borrowing, repayment, investment, and deposit practices; customer disintermediation; the introduction, withdrawal, success, and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; economic conditions; and the impact, extent, and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

In addition to the above factors, we also caution that the actual amounts and timing of any future common stock dividends or share repurchases will be subject to various factors, including our capital position, financial performance, capital impacts of strategic initiatives, market conditions, and regulatory and accounting considerations, as well as any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will repurchase shares or pay any dividends to holders of our common stock, or as to the amount of any such repurchases or dividends. Further, statements about the effects of the COVID-19 pandemic on our business, operations, financial performance, and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable, and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties, and us.

Disclosure Regarding Non-GAAP Measures

This report refers to certain financial measures that are identified as non-GAAP. The Bancorp believes that the non-GAAP measures are helpful to investors to compare normalized, integral operations of the Bancorp removed from one-time events such as purchase accounting impacts and costs of acquisition. This supplemental information should not be considered in isolation or as a substitute for the related GAAP measures. See the attached Table 1 at the end of this press release for a reconciliation of the non-GAAP earnings measures identified herein and their most comparable GAAP measures.

NorthWest Indiana Bancorp
Quarterly Financial Report
Key Ratios	(Unaudited)
	Three Months Ended
	March 31,
	2020	2019
Return on equity	9.38%	7.59%
Return on assets	0.97%	0.72%
Basic earnings per share	$0.92	$0.66
Diluted earnings per share	$0.92	$0.66
Yield on loans	4.84%	5.05%
Yield on security investments	2.37%	2.85%
Total yield on earning assets	4.22%	4.41%
Cost of deposits	0.72%	0.64%
Cost of repurchase agreements	1.34%	1.86%
Cost of borrowed funds	2.65%	2.41%
Total cost of funds	0.75%	0.70%
Net interest margin - tax equivalent	3.62%	3.81%
Noninterest income / average assets	1.07%	0.84%
Noninterest expense / average assets	3.02%	3.34%
Net noninterest margin / average assets	-1.95%	-2.51%
Efficiency ratio	70.33%	78.14%
Effective tax rate	13.82%	13.27%
Dividend declared per common share	$0.31	$0.30

	(Unaudited)
	March 31,	December 31,
	2020	2019
Net worth / total assets	10.42%	10.09%
Book value per share	$40.61	$38.85
Non-performing assets to total assets	0.73%	0.72%
Non-performing loans to total loans	0.88%	0.81%
Allowance for loan losses to non-performing loans	117.78%	122.05%
Allowance for loan losses to loans outstanding	1.03%	0.99%
Foreclosed real estate to total assets	0.08%	0.08%

Consolidated Statements of Income	(Unaudited)
(Dollars in thousands)	Three Months Ended
	March 31,
	2020	2019
Interest income:
Loans	$11,029	$10,543
Securities & short-term investments	1,840	1,944
Total interest income	12,869	12,487
Interest expense:
Deposits	2,064	1,672
Borrowings	134	215
Total interest expense	2,198	1,887
Net interest income	10,671	10,600
Provision for loan losses	514	317
Net interest income after provision for loan losses	10,157	10,283
Noninterest income:
Fees and service charges	1,049	1,162
Gain on sale of loans held-for-sale, net	635	242
Wealth management operations	554	500
Gain on sale of securities, net	510	352
Increase in cash value of bank owned life insurance	169	163
Gain on sale of foreclosed real estate, net	60	27
Other	569	124
Total noninterest income	3,546	2,570
Noninterest expense:
Compensation and benefits	5,217	4,676
Occupancy and equipment	1,409	1,123
Data processing	556	703
Marketing	208	263
Federal deposit insurance premiums	196	91
Other	2,413	3,435
Total noninterest expense	9,999	10,291
Income before income taxes	3,704	2,562
Income tax expenses	512	340
Net income	$3,192	$2,222

NorthWest Indiana Bancorp
Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	(Unaudited)
	March 31,	December 31,	Change	Mix
	2020	2019	%	%
Total assets	$1,349,927	$1,328,722	1.6%	n/a
Cash & cash equivalents	42,146	47,258	-10.8%	n/a
Certificates of deposit in other financial institutions	1,741	2,170	-19.8%	n/a
Securities - available for sale	293,387	277,219	5.8%	n/a

Loans receivable:
Residential real estate	$303,935	$299,333	1.5%	33.1%
Home equity	48,750	49,181	-0.9%	5.4%
Commercial real estate	280,018	283,108	-1.1%	30.5%
Construction and land development	95,696	87,710	9.1%	10.4%
Multifamily	51,897	51,286	1.2%	5.6%
Farmland	224	227	-1.3%	0.0%
Consumer	600	627	-4.3%	0.1%
Manufactured Homes	17,710	16,505	7.3%	1.9%
Commercial business	105,188	103,088	2.0%	11.4%
Government	14,944	15,804	-5.4%	1.6%
Total loans	$918,962	$906,869	1.3%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	$185,219	$172,094	7.6%	15.9%
Interest bearing checking	219,845	220,230	-0.2%	18.9%
Savings	215,592	209,945	2.7%	18.6%
Money market	226,516	224,398	0.9%	19.5%
Total core deposits	847,172	826,667	2.5%	72.9%
Certificates of deposit	314,470	327,703	-4.0%	27.1%
Total deposits	$1,161,642	$1,154,370	0.6%	100.0%

Borrowings and repurchase agreements	$26,991	$25,499	5.9%
Stockholder's equity	140,655	134,103	4.9%

Asset Quality	(Unaudited)
(Dollars in thousands)	March 31,	December 31,	Change
	2020	2019	%
Nonaccruing loans	$6,938	$6,507	6.6%
Accruing loans delinquent more than 90 days	1,137	866	31.3%
Securities in non-accrual	773	1,076	-28.2%
Foreclosed real estate	1,032	1,083	-4.7%
Total nonperforming assets	$9,880	$9,532	3.7%
	7.82%
Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	$377	$165	128.5%
ALL general allowances for loan portfolio	9,134	8,834	3.4%
Total ALL	$9,511	$8,999	5.7%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	$475	$163	191.4%
Nonaccruing troubled debt restructurings, compliant (2)	171	161	6.2%
Accruing troubled debt restructurings	1,624	1,776	-8.6%
Total troubled debt restructurings	$2,270	$2,100	8.1%

(1) "non-compliant" refers to not being within the guidelines of the restructuring agreement

(2) included in nonaccruing loan balances presented above

	(Unaudited)
	At March 31,
	2020	Required
	Actual Ratio	To Be Well Capitalized

Capital Adequacy Bancorp
Common equity tier 1 capital to risk-weighted assets	12.0%	N/A
Tier 1 capital to risk-weighted assets	12.0%	N/A
Total capital to risk-weighted assets	13.0%	N/A
Tier 1 capital to adjusted average assets	8.7%	N/A

Capital Adequacy Bank
Common equity tier 1 capital to risk-weighted assets	11.8%	6.5%
Tier 1 capital to risk-weighted assets	11.8%	8.0%
Total capital to risk-weighted assets	12.8%	10.0%
Tier 1 capital to adjusted average assets	8.6%	5.0%

Table 1 - Reconciliation of the Non-GAAP Earnings and Performance Ratios

($ in thousands)	(Unaudited)
For the three months ended March 31, 2020	GAAP	Additional reserves not part of the ALL	Non-GAAP
Allowance for loan losses (ALL)	$9,511	$5,626	$15,137
Total loans	$918,962		$918,962
ALL to total loans	1.03%		1.65%

($ in thousands)	(Unaudited)
For the three months ended March 31, 2020	GAAP	Additional reserves not part of the ALL	Non-GAAP
Allowance for loan losses (ALL)	$9,511	$5,626	$15,137
Non-performing loans	$8,075		$8,075
ALL to nonperfroming loans (coverage ratio)	117.78%		187.46%